UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2003

United PanAm Financial Corp.

(Exact name of registrant as specified in its charter)

California	94-3211687
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification number)

Commission file number: 000-24051

3990 Westerly Place, Suite 200

Newport Beach, California 92660

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (949) 224-1917

Item 5.    Other Events and Regulation FD Disclosure.

United PanAm Financial Corp. (the “Registrant”) completed a $10 million trust preferred securities private offering, which was part of a larger pooled offering that closed on September 15, 2003. The Registrant’s $10 million portion of the pooled offering closed on July 31, 2003. The Registrant issued the trust preferred securities through its trust subsidiary, UPFC Trust I. The trust preferred securities bear an interest rate of 3-month LIBOR plus 3.05% payable quarterly. UPFC Trust I used the proceeds from the sale of the trust preferred securities to purchase junior subordinated deferrable interest debentures of the Registrant. The Registrant has invested the net proceeds in the Registrant’s subsidiary bank, Pan American Bank FSB (the “Bank”).

On September 18, 2003, the Bank signed a definitive agreement to sell its Mission Branch located at 2773 Mission Street, San Francisco, California 94110 to Mission National Bank. As of June 30, 2003, the Mission Branch held approximately 7.5% of the Bank’s total deposits of approximately $469 million. The transaction is expected to close during the first quarter of 2004, subject to regulatory approval and satisfaction of other conditions to closing set forth in the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United PanAm Financial Corp. (Registrant)

Dated: September 18, 2003	By:	/s/ Garland Koch
Garland Koch Chief Financial Officer and Treasurer

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